Exhibit 1.1

DIGITAL REALTY TRUST, INC.

Amendment No. 1 to ATM Equity OfferingSM Sales Agreement

March 17, 2020

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

BTIG, LLC

600 Montgomery Street

San Francisco, California 94111

Citigroup Global Markets Inc.

390 Greenwich Street

New York, New York 10013

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Jefferies LLC

520 Madison Avenue

New York, New York 10022

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Mizuho Securities USA LLC

320 Park Avenue

New York, New York 10022

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

MUFG Securities Americas Inc.

1221 Avenue of the Americas

New York, New York 10020

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

RBC Capital Markets, LLC

200 Vesey Street

3 World Financial Center

New York, New York 10281

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, New York 10172

SunTrust Robinson Humphrey, Inc.

3333 Peachtree Road

Atlanta, Georgia 30326

TD Securities (USA) LLC

31 West 52nd Street

New York, New York 10019

Wells Fargo Securities, LLC

500 West 33rd Street

New York, New York 10001

As Agents and Forward Sellers

Bank of America, N.A.

One Bryant Park

New York, New York 10036

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Citibank, N.A.

c/o Citigroup Global Markets Inc.

390 Greenwich Street

New York, New York 10013

Credit Suisse International

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Jefferies LLC

520 Madison avenue

New York, New York 10022

JPMorgan Chase Bank, National Association, New York Branch

383 Madison Avenue

New York, New York 10179

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

MUFG Securities EMEA plc

c/o MUFG Securities Americas Inc.

1221 Avenue of the Americas

New York, New York 10020

The Bank of Nova Scotia

c/o Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

Royal Bank of Canada

c/o RBC Capital Markets, LLC

200 Vesey Street

3 World Financial Center

New York, New York 10281

Wells Fargo Bank, National Association

c/o Wells Fargo Securities, LLC

500 West 33rd Street

New York, New York 10001

As Forward Purchasers

Ladies and Gentlemen:

Reference is made to the ATM Equity OfferingSM Sales Agreement dated January 4, 2019 (the “Agreement”) by and among Digital Realty Trust, Inc., a Maryland corporation (the “Company”), Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), and (i) BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated), Barclays Capital Inc., BTIG, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, as sales agent, forward seller and/or principal (in any such capacity, each, an “Agent,” and collectively, the “Agents”) and (ii) Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets Inc. (in its capacity as an agent and affiliate of Citibank, N.A.), Credit Suisse International, Deutsche Bank AG, London Branch, Jefferies LLC, JPMorgan Chase Bank, National Association, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia, Royal Bank of Canada, and Wells Fargo Bank, National Association (in such capacity, each, a “Forward Purchaser,” and collectively, the “Forward Purchasers”), pursuant to which the Company may (A) issue, offer and sell Shares from time to time to or through any Agent, acting as sales agent on behalf of the Company and/or acting as principal, and (B) instruct any Agent, acting as forward seller, to offer and sell Shares borrowed by the applicable Forward Purchaser, in each case, on the terms and subject to the conditions set forth in the Agreement, any Confirmation and any Terms Agreement, as applicable.

The parties wish to amend the Agreement through this Amendment No. 1 to ATM Equity OfferingSM Sales Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

1. Definitions. Unless otherwise specified herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

2. Representation and Warranty. Each of the Company and the Operating Partnership, jointly and severally, represents and warrants to each Agent and Forward Purchaser that this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Operating Partnership.

3. Amendment of the Agreement. The parties agree, from and after the Effective Date, that:

(a) On and after the Effective Date, the references to “Registration Statement” shall refer to the “automatic shelf registration statement” on Form S-3 (File No. 333-237232) filed by the Company with the Commission on March 17, 2020, that became effective upon such filing in accordance with Rule 462(e) of the 1933 Act Regulations, including the exhibits and any schedules thereto, the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the 1933 Act Regulations.

(b) On and after the Effective Date, the references to: (i) “Base Prospectus” shall refer to the base prospectus dated March 17, 2020 filed as part of the Registration Statement, in the form first furnished by the Company to the Agents for use in connection with the offering of the Shares, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the Applicable Time; (ii) “Prospectus Supplement” shall refer to the most recent prospectus supplement relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) of the 1933 Act Regulations, in the form first furnished by the Company to the Agents for use in connection with the offering of the Shares, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the Applicable Time; and (iii) “Prospectus” shall refer to the Base Prospectus and the Prospectus Supplement.

(c) The last sentence of Section 1(ii) is hereby amended and restated in its entirety to read as follows:

“There is no franchise, contract or other document of a character required to be described or incorporated by reference in the General Disclosure Package, the Registration Statement or the Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements included or incorporated by reference (A) in the General Disclosure Package and the Prospectus under the heading “Plan of Distribution,” and (B) in the Base Prospectus under the headings “General Description of Securities,” “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares,” “Description of Warrants,” “Description of Debt Securities and Related Guarantees,” “Restrictions on Ownership and Transfer,” “Description of the Partnership Agreement of Digital Realty Trust, L.P.,” “Material Provisions of Maryland Law and of the Charter and Bylaws of Digital Realty Trust, Inc.,” “United States Federal Income Tax Considerations” and “Plan of Distribution,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.”

(d) Section 1(vii) is hereby amended and restated in its entirety to read as follows:

“(vii) KPMG Accountants N.V. KPMG Accountants N.V., who has delivered its audit report with respect to the consolidated financial statements of InterXion Holding N.V., a public limited liability company organized under the laws of the Netherlands and its subsidiaries (“INXN”), incorporated by reference in the Registration Statement and the Prospectus, is, to the knowledge of the Company, an independent registered public accounting firm within the meaning of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and as required by the Public Company Accounting Oversight Board (“PCAOB”).”

(e) The second sentence of Section 1(viii) is hereby amended and restated in its entirety to read as follows:

“The selected financial data set forth in the Company and the Operating Partnership’s most recently filed Combined Annual Report on Form 10-K, under the caption “Selected Financial Data” incorporated by reference in the General Disclosure Package and the Prospectus fairly present in all material respects, on the basis stated therein, the information included therein.”

(f) Section 1(xiii) is hereby amended and restated in its entirety to read as follows:

“(xiii) Capitalization; Listing of Common Stock. The Company’s authorized equity capitalization is as set forth in the General Disclosure Package and the Prospectus; the capital stock of the Company conforms in all material respects to the description thereof contained in the General Disclosure Package and the Prospectus; the outstanding shares of the Common Stock, 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series C Preferred Stock”), 5.875% Series G Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series G Preferred Stock”), 6.350% Series I Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series I Preferred Stock”), 5.250% Series J Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series J Preferred Stock”), 5.850% Series K Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series K Preferred Stock”), and 5.200% Series L Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series L Preferred Stock”), have been duly and validly authorized and issued and are fully paid and nonassessable; no one is entitled to preemptive or other rights to subscribe for the outstanding shares of capital stock of the Company, and, except as set forth in the General Disclosure Package and the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding; all offers and sales by the Company of the Company’s shares of Common Stock, Series C Preferred Stock, Series G Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock prior to the date hereof were at all relevant times duly registered under the 1933 Act or were exempt from the registration requirements of the 1933 Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or blue sky laws. The Confirmation Shares have been duly authorized for issuance under any Confirmation, and, when the Confirmation Shares, if any, are issued and delivered by the Company to the applicable Forward Purchaser pursuant to any Confirmation against payment of any consideration required to be paid by the Forward Purchaser pursuant to the terms of such Confirmation, such Confirmation Shares will be validly issued, fully paid and non-assessable, and the issuance thereof will not be subject to the preemptive or other similar rights of any securityholder of the Company or any other person or entity. The Company’s Common Stock has been registered pursuant to Section 12(b) of the 1934 Act.”

(g) Section 1(xvi) is hereby amended and restated in its entirety to read as follows:

“(xiii) Authorization and Description of Units. All of the issued and outstanding units of limited partnership (“Units”) of the Operating Partnership have been duly and validly authorized and issued by the Operating Partnership and conform in all material respects to the description thereof contained in the General Disclosure Package and the Prospectus. None of the Units was issued in violation of the preemptive or other similar rights of any security holder of the Operating Partnership or any other person or entity. Except as set forth in the General Disclosure Package and the Prospectus or are issued and outstanding as of the date hereof under the First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan or the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, each as amended and as in effect as of the date hereof, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, Units or other ownership interests of the Operating Partnership. The Units owned by the Company (including all outstanding Series C preferred limited partnership units, Series G preferred limited partnership units, Series I preferred limited partnership units, Series J preferred limited partnership units, Series K preferred limited partnership units and Series L preferred limited partnership units in the Operating Partnership) are owned directly by the Company, free and clear of all Liens, except for Liens securing indebtedness as described in the General Disclosure Package and the Prospectus or except where such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

(h) The clause at Section 1(xxii)(iv)(A) is hereby amended and restated in its entirety to read as follows:

“(A) there are no uncured events of default, or events that with the giving of notice or passage of time, or both, would constitute an event of default by any tenant under any of the terms and provisions of any lease described in the “Properties” section of the Company’s and the Operating Partnership’s most recently filed Combined Annual Report on Form 10-K, where the tenant has been specifically identified.”

(i) Section 5(g) is hereby amended and restated in its entirety to read as follows:

“(g) KPMG Accountants N.V. Letter. Unless no longer required by Rule 3-05 of Regulation S-X, the Company shall have requested and caused KPMG Accountants N.V. to have furnished to the Agents and the Forward Purchasers a letter in form and substance reasonably satisfactory to the Agents and the Forward Purchasers, confirming that they are an independent registered public accounting firm within the meaning of the 1933 Act and the rules and regulations thereunder adopted by the PCAOB and that they have performed an audit of the consolidated financial statements of INXN for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and a review, as specified by PCAOB AU 4105, Reviews of Interim Financial Information (updated for and as of such periods as may be applicable at the date of the letter), of the unaudited interim financial information as of September 30, 2019 and for the three and nine month periods ended September 30, 2019 and 2018 and stating in effect that:

(i) in their opinion, the INXN audited financial statements incorporated by reference in the Registration Statement and the Prospectus and reported on by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the 1934 Act and the related rules and regulations adopted by the Commission;

(ii) on the basis of (A) their review, specified by PCAOB AU 4105, of INXN’s unaudited condensed consolidated interim financial statements as of September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018; (B) a reading of the minutes of the board of directors of INXN and its committees and INXN’s shareholders; and (C) inquiries of certain officials of INXN who have responsibility for financial and accounting matters, nothing came to their attention as a result of the foregoing procedures that caused them to believe that: (x) any material modifications should be made to the unaudited condensed consolidated financial statements referred to in (A) for them to be in conformity with International Accounting Standards 34, Interim Financial Reporting, (y) the unaudited condensed consolidated financial statements referred to in (A) did not comply as to form in all material respects with the applicable accounting requirements of the 1934 Act; and

(iii) on the basis of inquiries of certain officials of INXN who have responsibility for financial and accounting matters, as to whether there was any change, subsequent to September 30, 2019, in share capital or any increase in non-current liabilities as compared with amounts shown on the September 30, 2019 unaudited condensed consolidated interim statement of financial position incorporated by reference in the Registration Statement and the Prospectus.

(iv) References to the Prospectus in this paragraph (g) include any supplements thereto at the date of the letter.”

(j) The notice information for JPMorgan Chase Bank, National Association in Section 10 is hereby replaced with the following notice information:

“JPMorgan Chase Bank, National Association, New York Branch, Attention: EDG Marketing Support, (email: edg_notices@jpmorgan.com and edg_ny_corporate_sales_support@jpmorgan.com) with a copy to: Stephanie Little (email: stephanie.y.little@jpmorgan.com)”

(k) Form of Confirmation. Exhibit D to the Agreement is hereby deleted in its entirety and replaced with the Exhibit D attached hereto.

(l) References to Agreement. All references to the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of Shares prior to the Effective Date or on the terms of the Agreement, and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions), as well as the definitions of “Registration Statement,” “Base Prospectus,” “Prospectus Supplement” and “Prospectus,” contained in the Agreement.

4. Applicable Law. This Amendment and any claim, controversy or dispute arising under or related to this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its choice of law provisions.

5. Entire Agreement. This Amendment and the Agreement as further amended hereby contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Except as set forth in this Amendment or as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among the Company, the Operating Partnership, the Agents and the Forward Purchasers, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Operating Partnership, the Agents and the Forward Purchasers.

Very truly yours,

DIGITAL REALTY TRUST, INC.

By:	/s/ Andrew P. Power
Name: Andrew P. Power
Title: Chief Financial Officer

DIGITAL REALTY TRUST, L.P.

By:	Digital Realty Trust, Inc., its General Partner

	By:	/s/ Andrew P. Power
Name: Andrew P. Power
Title: Chief Financial Officer

Accepted as of the date hereof:

BOFA SECURITIES, INC.

By:	/s/ Chris Djoganopoulos
Name: Chris Djoganopoulos
Title: Managing Director

BARCLAYS CAPITAL INC.

By:	/s/ Nick Cunningham
Name: Nick Cunningham
Title: Managing Director

BTIG, LLC

By:	/s/ Anton LeRoy
Name: Anton LeRoy
Title: President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Kase Lawal
Name: Kase Lawal
Title: Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Craig Wiele
Name: Craig Wiele
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Richard Grellier
Name: Richard Grellier
Title: Managing Director

By:	/s/ Darrell L. Gustafson
Name: Darrell L. Gustafson
Title: Managing Director

JEFFERIES LLC

By:	/s/ Donald Lynaugh
Name: Donald Lynaugh
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Sanjeet Dewal
Name: Sanjeet Dewal
Title: Executive Director

MIZUHO SECURITIES USA LLC

By:	/s/ John T. Deignan
Name: John T. Deignan
Title: Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Jon Sierant
Name: Jon Sierant
Title: Executive Director

MUFG SECURITIES AMERICAS INC.

By:	/s/ Jason Demark
Name: Jason Demark
Title: Director

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Brad Butcher
Name: Brad Butcher
Title: Managing Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Mark Morrison
Name: Mark Morrison
Title: Director

SCOTIA CAPITAL (USA) INC.

By:	/s/ John Stracquadanio
Name: John Stracquadanio
Title: Managing Director

SMBC NIKKO SECURITIES AMERICA, INC.

By:	/s/ James Knoeller
Name: James Knoeller
Title: Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Keith Carpenter
Name: Keith Carpenter
Title: Director

TD SECURITIES (USA) LLC

By:	/s/ Brad Limpert
Name: Brad Limpert
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Richard Tobin
Name: Richard Tobin
Title: Managing Director

Accepted as of the date hereof:

BANK OF AMERICA, N.A.

By:	/s/ Jake Mendelsohn
Name: Jake Mendelsohn
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Nick Cunningham
Name: Nick Cunningham
Title: Managing Director

CITIBANK, N.A.

By:	/s/ Adam Muchnick
Name: Adam Muchnick
Title: Authorized Signatory

CREDIT SUISSE INTERNATIONAL

By:	/s/ Chris Ennals
Name: Chris Ennals
Title: Director

By:	/s/ Omri Lumbroso
Name: Omri Lumbroso
Title: Director

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Hoby Buvat
Name: Hoby Buvat
Title: Managing Director

By:	/s/ Yumi Okabe
Name: Yumi Okabe
Title: Vice President

JEFFERIES LLC

By:	/s/ Donald Lynaugh
Name: Donald Lynaugh
Title: Managing Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Sanjeet Dewal
Name: Sanjeet Dewal
Title: Executive Director

MORGAN STANLEY & CO. LLC

By:	/s/ Jon Sierant
Name: Jon Sierant
Title: Executive Director

MUFG SECURITIES EMEA PLC

By:	/s/ Geoffroy Charles
Name: Geoffroy Charles
Title: Authorised Signatory

ROYAL BANK OF CANADA

By:	/s/ Mark Morrison
Name: Mark Morrison
Title: Director

THE BANK OF NOVA SCOTIA

By:	/s/ John Stracquadanio
Name: John Stracquadanio
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Craig McCracken
Name: Craig McCracken
Title: Managing Director

Exhibit D to the Agreement

FORM OF REGISTERED FORWARD CONFIRMATION

Date: [__]

To:	Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

From: [DEALER NAME AND NOTICE INFORMATION]

Re:	Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between [DEALER NAME] (“Dealer”) and Digital Realty Trust, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”) in accordance with and subject to the terms of the ATM Equity OfferingSM Sales Agreement dated as of January 4, 2019 and amended as of March 17, 2020 between Counterparty and its subsidiary Digital Realty Trust, L.P. and (i) BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated), Barclays Capital Inc., BTIG, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, and Wells Fargo Securities, LLC, as sales agents, forward sellers and/or principals and (ii) Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets Inc. (in its capacity as an agent and affiliate of Citibank, N.A.), Credit Suisse International, Deutsche Bank AG, London Branch, Jefferies LLC, JPMorgan Chase Bank, National Association, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia, Royal Bank of Canada, and Wells Fargo Bank, National Association as forward purchasers (the “Sales Agreement”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This letter agreement, as supplemented by the pricing supplement setting forth certain additional terms of the Transaction determined in accordance with the terms of this Confirmation and the Sales Agreement in substantially the form of Annex A hereto (as executed and delivered by the parties hereto, the “Pricing Supplement”), shall be a “Confirmation” for purposes of the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation, as supplemented by the Pricing Supplement, evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation, along with the related Pricing Supplement, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). In the event of any inconsistency between provisions of the Agreement, this Confirmation, the Pricing Supplement and the Equity Definitions, the following will prevail for the purposes of the Transaction in the order of precedence indicated: (i) the Pricing Supplement; (ii) this Confirmation; (iii) the Equity Definitions; and (iv) the Agreement. The parties hereby agree that, other than the Transaction to which this Confirmation relates, no Transaction shall be governed by the Agreement. For purposes of the Equity Definitions, this Transaction is a Share Forward Transaction.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[___][1]

Effective Date:	The first Clearance System Business Day on or after the Trade Date on which Shares sold in accordance with the terms and conditions of the Sales Agreement through [DEALER] or its affiliate acting as forward seller for Dealer pursuant to the Sales Agreement have settled.

Seller:	Counterparty

Buyer:	Dealer

Shares:	The common stock of Counterparty, USD 0.01 par value per share (Ticker Symbol: “DLR”)

Number of Shares:	Until the first Settlement Date, the Initial Number of Shares; provided that, on each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares to be settled on such date (in the case of Physical Settlement) or the number of Settlement Shares for the applicable Settlement (in the case of Cash Settlement or Net Share Settlement).

Hedge Completion Date:	The earliest of (i) the date specified in writing as the Hedge Completion Date by Dealer in accordance with the Sales Agreement, (ii) any Settlement Date and (iii) [_________][2]. Promptly after the Hedge Completion Date, Dealer will furnish Counterparty with a Pricing Supplement specifying the aggregate number of Shares sold through Dealer or its affiliate acting as a forward seller pursuant to the Sales Agreement during the period from and including the Trade Date through and including the Hedge Completion Date (the “Initial Number of Shares”) and the Initial Forward Price, all determined by Dealer in accordance with the terms hereof).

Initial Forward Price:	As specified in the Pricing Supplement, to be the product of (i) 100% minus the Forward Seller Commission, and (ii) the per-Share volume weighted average price at which sales of Shares are executed on behalf of Dealer as forward purchaser pursuant to the Sales Agreement (for the avoidance of doubt, giving effect to any reductions in respect of any commissions) during the period from and including the Trade Date through and including the Hedge Completion Date (adjusted as the Calculation Agent determines appropriate in a commercially reasonable manner to (i) reflect the application on each day during such period of the Daily Rate for such day to the then-Initial Forward Price as of such day (except in respect of the sale prices for the Hedge Completion Date) and (ii) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on any Forward Price Reduction Date occurring on or before the Hedge Completion Date, in each case in the same manner as adjustments are made to the Forward Price pursuant to the definition thereof).

[1]	To be the date on which the forward confirmation is executed.
[2]	To be as set forth in the Forward Instruction Notice.

Forward Seller Commission	[_____]%[3]

Forward Price:	(a) On the Hedge Completion Date, the Initial Forward Price; and

(b)   on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that, on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to the extent it determines, in good faith and its commercially reasonable discretion, that such an adjustment is practicable and appropriate to preserve the economic intent of the parties (taking into account Dealer’s commercially reasonable Hedge Positions in respect of the Transaction).

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) Overnight Bank Rate (or if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 360.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	[___]%[4]

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price Reduction Dates:	As set forth on Schedule I5

Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

[3]	To be as set forth in the Forward Instruction Notice.
[4]	To be as set forth in the Forward Instruction Notice.
[5]	To be as set forth in the Forward Instruction Notice.

Clearance System:	The Depository Trust Company

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material”.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, based on the advice of counsel, determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures that generally apply to transactions of a nature and kind similar to the Transaction for Dealer to refrain from or decrease any market activity in connection with the Transaction.

Settlement:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent)

Settlement Date:

Any Scheduled Trading Day following the Effective Date and up to and including the Final Date that is either:

(a)   designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, which may be the Final Date, if Physical Settlement applies, and (ii) [__][6] Scheduled Trading Days prior to such Settlement Date, which may be the Final Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer shall fully unwind its hedge with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than two Scheduled Trading Days prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date (with prior notice to Counterparty at least two Scheduled Trading Days prior to such specified Settlement Date); or

(b)   designated by Dealer as a “Settlement Date” pursuant to the “Termination Settlement” provisions of Paragraph 7(g) below;

[6]	To be as set forth in the Forward Instruction Notice.

provided that the Final Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero, and provided further that, following the occurrence of at least three consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with respect to the remainder of such Settlement Shares shall, subject to clause (ii) in “Settlement Method Election” below, recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.

Final Date:	[___][7] (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Settlement Shares:

(a)   With respect to any Settlement Date other than the Final Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant to the “Termination Settlement” provisions of Paragraph 7(g) below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the Number of Shares at that time and (ii) in the case of a designation by Counterparty, be at least equal to the lesser of 10,000 and the Number of Shares at that time; and

(b) with respect to the Settlement Date on the Final Date, a number of Shares equal to the Number of Shares at that time;

in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (taking into account any restrictions on Dealer resulting from any Overlap Unwind Period (as defined below)) (A) in a manner that, in the reasonable discretion of Dealer, based on advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (B) due to the occurrence of Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Paragraph 7(g) below) and (iv) if the Final Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date; provided further that, if Physical Settlement applies under clause (ii) immediately above, Dealer shall provide written notice to Counterparty at least two Scheduled Trading Days prior to the applicable Settlement Date.

[7]	To be as set forth in the Forward Instruction Notice.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty, in the form set forth in clause (i) under the heading “Additional Representations and Agreements of Counterparty” in Paragraph 7(e) below.

Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount in cash equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:

An  amount determined by the Calculation Agent equal to:

(a)   (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus USD 0.02, minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer purchases Shares during the Unwind Period to unwind its hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account Shares anticipated to be delivered or received if Net Share Settlement applies, and the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b)   the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the second Scheduled Trading Day preceding such Settlement Date, subject to “Termination Settlement” as described in Paragraph 7(g) below.

Failure to Deliver:	Applicable if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Share Cap:	Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (i) 1.5 times the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer hereunder prior to such Settlement Date.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. Section 11.2(e) of the Equity Definitions is hereby amended by deleting clause (iii) thereof, and Section 11.2(e)(vii) of the Equity Definitions is hereby amended by adding the words “that is within the Issuer’s control” immediately after the word “event”. For the avoidance of doubt, the declaration or payment of a cash dividend will not constitute a Potential Adjustment Event.

Additional Adjustment:	If, in Dealer’s commercially reasonable judgment, the actual cost to Dealer (or an affiliate of Dealer), over any 20 consecutive Scheduled Trading Days, of borrowing a number of Shares equal to the Number of Shares to hedge in a commercially reasonable manner its exposure to this Transaction exceeds a weighted average rate equal to [__][8] basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Dealer for the amount by which such cost exceeded a weighted average rate equal to [__][9] basis points per annum during such period.

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event (including, for the avoidance of doubt, any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, or Change In Law) shall be as specified below under the headings “Acceleration Events” and “Termination Settlement” in Paragraphs 7(f) and 7(g), respectively. Notwithstanding anything to the contrary herein or in the Equity Definitions, no Additional Disruption Event will be applicable except to the extent expressly referenced in Section 7(f)(iv) below. The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “15%.”

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to any affiliate of Dealer, whose obligations hereunder are fully and unconditionally guaranteed by Dealer or Dealer’s ultimate parent entity, without the consent of Counterparty; provided that, at all times, Dealer or any transferee or assignee or other recipient of rights, title and interest, powers, privileges and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9 or W-8ECI with respect to any payments or deliveries under the Agreement.

3. Calculation Agent:	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation,

[8]	To be as set forth in the Forward Instruction Notice.
[9]	To be as set forth in the Forward Instruction Notice.

adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

4. Account Details:

(a) Account for delivery of Shares to Dealer:	To be furnished

(b) Account for delivery of Shares to Counterparty:	To be furnished

(c) Account for payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to each Settlement Date

(d) Account for payments to Dealer:	To be advised under separate cover or telephone confirmed prior to each Settlement Date

5. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party

The Office of Dealer for the Transaction is: [___]

6. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

Attention: Chief Financial Officer

Telephone: (415) 738-6500

Facsimile: (415) 738-6501

apower@digitalrealty.com

with a copy to:

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

Attention: General Counsel

Telephone: (415) 738-6500

Facsimile: (415) 738-6501

jmills@digitalrealty.com

(b) Address for notices or communications to Dealer:

[DEALER NAME]

[ADDRESS]

[ADDRESS]

Attention: [___]

Telephone: [___]

Email: [___]

7.	Other Provisions:

(a) Conditions to Effectiveness. This Transaction shall be effective if and to the extent that Shares are sold on or after the Trade Date and on or prior to the Hedge Completion Date by Dealer or its affiliate acting as forward seller for Dealer pursuant to the Sales Agreement. If the Sales Agreement is terminated prior to any such sale of Shares thereunder, the parties shall have no further obligations in connection with this Transaction, other than in respect of breaches of representations or covenants on or prior to such date.

(b) Sales Agreement Representations, Warranties and Covenants. On the Trade Date and on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Sales Agreement. Counterparty hereby agrees to comply with its covenants contained in the Sales Agreement as if such covenants were made in favor of Dealer.

(c) Interpretive Letter. Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for this Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Sales Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(d) Agreements and Acknowledgments Regarding Shares.

(i) Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(ii) Counterparty agrees and acknowledges that Dealer (or an affiliate of Dealer) will hedge its exposure to this Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or an affiliate of Dealer) in connection with this Transaction may be used by Dealer (or an affiliate of Dealer) to return to securities lenders without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 7(h) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or an affiliate of Dealer) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii) Counterparty agrees and acknowledges that it has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under this Transaction.

(iv) Unless the provisions set forth below under “Private Placement Procedures” are applicable, Dealer agrees to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Transaction.

(v) In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Dealer shall use its reasonable efforts, based on the advice of counsel, to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

(e) Additional Representations and Agreements of Counterparty. Counterparty represents, warrants and agrees as follows:

(i) Counterparty represents to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction, that (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares, (B) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (C) Counterparty is not entering into this Confirmation nor making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(ii) It is the intent of Dealer and Counterparty that following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer during any Unwind Period comply with the requirements of Rule 10b5-l(c)(l)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-l(c). Counterparty acknowledges that (A) during any Unwind Period Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Confirmation and (B) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

(iii) Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv) During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or Counterparty reasonably expects in advance of the opening to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v) Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might reasonably be expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.

(vi) Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) or 102(b)(7) of Regulation M, that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) Counterparty is not insolvent, nor will Counterparty be rendered insolvent as a result of this Transaction or its performance of the terms hereof.

(ix) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of this Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(x) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi) To Counterparty’s actual knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act and Section 6.2 of Counterparty’s Articles of Amendment and Restatement.

(xii) No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

(xiii) Counterparty (A) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; (B) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction; and (C) is entering into this Transaction for a bona fide business purpose.

(xiv) Counterparty will, by the next succeeding Scheduled Trading Day notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(xv) In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable determination of Dealer, based on advice of counsel, such settlement or Dealer’s related market activity in respect of such date would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

(f) Acceleration Events. Each of the following events shall constitute an “Acceleration Event”:

(i) Stock Borrow Event. In the commercially reasonable judgment of Dealer (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under this Transaction that is greater than a rate equal to 300 basis points per annum (each, a “Stock Borrow Event”);

(ii) Dividends and Other Distributions. On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I, (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer with respect to the Shares that, in the commercially reasonable determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer;

(iii) ISDA Termination. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case, except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement, the provisions of Section 7(g) below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(iv) Other ISDA Events. The announcement of any event that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Insolvency or Delisting or the occurrence of any Hedging Disruption or Change in Law; provided that, in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); provided further that (i) the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (A) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (B) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date” and (ii) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”) or any similar provision in any legislation enacted on or after the Trade Date; or

(v) Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). For purposes of this clause (v), the “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order (other than any obligations under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding.

(g) Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of this Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof.

(h) Private Placement Procedures. If Counterparty is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under such sub-paragraph (ii) or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i) If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii) If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(i) Indemnity. Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom (whether or not such Indemnified Party is a party thereto), except to the extent determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Confirmation or the Agreement. The foregoing provisions shall survive any termination or completion of the Transaction.

(j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Governing Law/Jurisdiction. This Confirmation and any claim, controversy or dispute arising under or related to this Confirmation shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(l) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(m) Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer, this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

(n) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each of Dealer and Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(o) Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements or with related policies and procedures applicable to Dealer that generally apply to transactions of a nature and kind similar to the Transaction.

(p) Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 4.5%. The “Outstanding Share Percentage” as of any day is the fraction (1) the numerator of which is the Number of Shares and (2) the denominator of which is the number of Shares outstanding on such day.

(q) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, including any “group” of which Dealer or its affiliates is a part, (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 4.9% of the then outstanding Shares (the “Threshold Number of Shares”), (iii) Dealer would hold 5% or more of the number of Shares of Counterparty’s outstanding common stock or 5% or more of Counterparty’s outstanding voting power (the “Exchange Limit”) or (iv) such acquisition would result in a violation of any restriction on ownership and transfers set forth in Section 6.2 of Counterparty’s Articles of Amendment and Restatement (the “Counterparty Stock Ownership Restriction”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would directly or indirectly so beneficially own in excess of the Exchange Limit or (iv) such delivery would result in a violation of the Counterparty Stock Ownership Restriction. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would not directly or indirectly so beneficially own in excess of the Exchange Limit or (iv) such delivery would not result in a violation of the Counterparty Stock Ownership Restriction, as applicable.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

(r) Commodity Exchange Act. Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), the Agreement and this Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(s) Bankruptcy Status. Subject to Paragraph 7(m) above, Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than this Transaction.

(t) No Collateral or Setoff. Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations in respect of this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations in respect of this Transaction, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(u) Tax Matters.

(i) For the purpose of Section 3(f) of the Agreement:

(A) Dealer makes the following representations:10

[(1) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

[10]	Insert Dealer’s boilerplate Section 3(f) tax representations

(2) It is a national banking association organized and existing under the laws of the United States of America, and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).]

[(1) It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes and each payment received or to be received by it under this Agreement will be effectively connected with its conduct of a trade or business in the United States.]

(B) Counterparty makes the following representations:

(1) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(2) It is a real estate investment trust for U.S. federal income tax purposes and is organized under the laws of the State of Maryland, and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(J).

(ii) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iii) HIRE Act. To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to this Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

(iv) Tax documentation. For the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Counterparty shall provide to Dealer a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such tax form previously provided has become invalid, obsolete, or incorrect. For the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Dealer shall provide to Counterparty a valid and duly executed U.S. Internal Revenue Service Form W-9 or W-8ECI, or any successor thereto, (i) on or before the date of execution of this Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such tax form previously provided by Dealer has become invalid, obsolete or incorrect.

(v) Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(v) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the WSTAA, (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Acceleration Event).

(w) Other Forward(s). Dealer acknowledges that Counterparty has entered into or may enter in the future into one or more substantially identical forward transactions for the Shares (each, an “Other Forward” and, collectively, the “Other Forwards”) with one or more alternative forward purchasers. Dealer and Counterparty agree that if Counterparty designates a “Settlement Date” with respect to one or more Other Forwards for which “Cash Settlement” or “Net Share Settlement” is applicable, and the resulting “Unwind Period” for such Other Forward coincides for any period of time with an Unwind Period for this Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and the length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of this Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, as notified to Dealer by Counterparty at least one Business Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, may be every other Scheduled Trading Day if there is only one Other Forward, every third Scheduled Trading Day if there are two Other Forwards, etc.).

(x) [U.S. Stay Regulations. To the extent that the QFC Stay Rules are applicable hereto, then the parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]11

(y) [Other Matters. Insert any boilerplate terms or provisions applicable to Dealer]

[Signature Page Follows]

[11]	Insert Dealer’s boilerplate U.S. Resolution Stay agreements, if applicable.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,
1.
2.	[NAME OF DEALER]

By:
Name:
Title:

[Signature Page to Registered

Forward Transaction Confirmation]

Confirmed as of the date first above written:

DIGITAL REALTY TRUST, INC.

By:
Name:
Title:

[Signature Page to Registered

Forward Transaction Confirmation]

SCHEDULE I

Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.00
[___], 20[__]	USD [___]
[___], 20[__]	USD [___]
[___], 20[__]	USD [___]
[___], 20[__]	USD [___]
Final Date[12]	USD 0.00

[12]	[Schedule to go at least one calendar day beyond the Final Date.]

Schedule-1

ANNEX A

FORM OF PRICING SUPPLEMENT

Date:	[__]

To:	Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

From: [DEALER NAME AND NOTICE INFORMATION]

Ladies and Gentlemen:

This Pricing Supplement is the Pricing Supplement contemplated by the Registered Forward Transaction dated as of [__] (the “Confirmation”) between Digital Realty Trust, Inc. (“Counterparty”) and [DEALER NAME] (“Dealer”).

For all purposes under the Confirmation,

(a)	the Hedge Completion Date is [__________];

(b)	the Initial Number of Shares shall be [__________], subject to further adjustment in accordance with the terms of the Confirmation; and

(c)	the Initial Forward Price shall be USD [__________].

Very truly yours,

3.	[DEALER NAME]

By:
Name:
Title:

Confirmed as of the date first above written:

DIGITAL REALTY TRUST, INC.

By:
Name:
Title: